Exhibit 2.8

SIXTH AMENDMENT TO THE

SIXTH AMENDED AND RESTATED OPERATING AGREEMENT

THIS SIXTH AMENDMENT to the Sixth Amended and Restated Limited Liability Company Operating Agreement, as amended (this “Sixth Amendment”), is made effective as of April 4, 2024, by and between Skybound Holdings LLC (formerly known as Mr. Mango LLC), a Delaware limited liability company (the “Company”), and the Members (as defined in the Agreement). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Company and the Members entered into that certain Sixth Amended and Restated Limited Liability Company Operating Agreement, dated as of June 4, 2021, as amended by that certain First Amendment to the Sixth Amended and Restated Operating Agreement, dated as of October 6, 2021, that certain Second Amendment to the Sixth Amended and Restated Operating Agreement, dated February 22, 2022, that certain Third Amendment to the Sixth Amended and Restated Operating Agreement, dated October 24, 2022, that certain Fourth Amendment to the Sixth Amended and Restated Operating Agreement, dated December 1, 2022, and that certain Fifth Amendment to the Sixth Amended and Restated Operating Agreement, dated December 18, 2023 attached hereto as Exhibit A (as so amended, the “Agreement”);

WHEREAS, pursuant to Section 10.1 of the Agreement, subject to Section 5.2.4.1, Section 5.2.5, and Section 5.3 of the Agreement, the Agreement may be amended with the affirmative vote or the written consent of (i) the holders of a majority of the then-outstanding Common Interests, and (ii) the holders of a majority of the then-outstanding Preferred Interests (voting together as a single class on an as-if-converted basis) (the holders referred to in the foregoing clause (i) and (ii), collectively, the “Requisite Holders”); and

WHEREAS, in connection with the forward split of the Company’s Interests at a ratio of 5 Interests for every 1 Interest currently outstanding, the Requisite Holders desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 1.56 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Series A Liquidation Preference” means an amount equal to $57.971. “Series B Liquidation Preference” means an amount equal to $58.062.”

1 $289.86 pre-split / 5 = $57.97 post-split.

2 $290.31 pre-split / 5 = $58.06 post-split.

2. Section 1.57 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Series A Original Issue Price” means $57.973.”

3. Section 1.61 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Series B Original Issue Price” means $58.064.”

4. The first paragraph of Section 5.2.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Special Preferred Member Approval. Notwithstanding anything to the contrary herein, so long as at least 248,4655 of the Preferred Interests that were issued as of the end date of the Series B Round remain outstanding (as equitably adjusted for any Interest dividends, splits, combinations, reorganizations, or similar transactions involving the Company’s outstanding equity), the Company shall not take any of the following acts (whether by merger, consolidation or otherwise) without the prior written approval of the holders of at least fifty-five percent (55%) of the outstanding Preferred Interests (voting together as a single class on an as-if-converted basis) (“Special Preferred Member Approval”):”

5. The first paragraph of Section 5.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Special Series B Preferred Member Approval. Notwithstanding anything to the contrary herein, so long as at least 114,7806 of the Series B Preferred Interests issued during the Series B Round remain outstanding (as equitably adjusted for any Interest dividends, splits, combinations, reorganizations, or similar transactions involving the Company’s outstanding equity), the Company shall not take any of the following acts (whether by merger, consolidation or otherwise) without the prior written approval of the holders of a majority of the outstanding Series B Preferred Interests (“Special Series B Preferred Member Approval”):”

6. Except as expressly set forth in this Sixth Amendment, the Agreement remains in full force and effect with no further modifications. In the event of any conflict between the terms of the Agreement and the terms of this Sixth Amendment, the terms of this Sixth Amendment shall control.

7. This Sixth Amendment shall form a part of the Agreement for all purposes, and each party to the Agreement shall be bound hereby. From and after the execution of this Sixth Amendment by the Requisite Holders, any reference to the Agreement shall be deemed a reference to the Agreement and this Sixth Amendment.

8. This Sixth Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery by a party hereto of an electronic transmission of this Sixth Amendment executed by such party shall constitute delivery by such party of an original hereof.

[Signature Page Follows]

3$289.86 pre-split / 5 = $57.97 post-split.

4$290.31 pre-split / 5 = $58.06 post-split.

549,693 Preferred Interests pre-split * 5 = 248,465 Preferred Interests post-split.

622,956 Series B Preferred Interests pre-split * 5 = 114,780 Series B Preferred Interests post-split.

IN WITNESS WHEREOF, each of the Company and the undersigned has caused this Sixth Amendment to be executed on the date first written above by its duly authorized representative.

SKYBOUND HOLDINGS LLC

By:	/s/ David Alpert
Name:	David Alpert
Title:	Chief Executive Officer

KNOLLWOOD INVESTMENT FUND LLC

By:	/s/ Kevin D. Irwin, Jr.
Name:	Kevin D. Irwin, Jr.
Title:	President of Managing Member

HIRO CAPITAL SCSP I

By:	/s/ Luke Alvarez
Name:	Luke Alvarez
Title:	Partner

GHOST ANGEL LLC

By:	/s/ Adam Draper
Name:	Adam Draper
Title:	Managing Member

BOOST VC FUND 4, LP

By:	Boost VC Fund 4 Partners LLC

By:	/s/ Adam Draper
Name:	Adam Draper
Title:	Managing Director

COM2US CORPORATION

By:	/s/ Byung Joon Song
Name:	Byung Joon Song
Title:	Global Strategy Officer and Chairman

[Signature Page to Sixth Amendment to the Sixth A&R Operating Agreement]

THE KIRKMAN FAMILY 2014 TRUST UNDER TRUST AGREEMENT DATED OCTOBER 27, 2014

By:	/s/ Robert Kirkman
Name:	Robert Kirkman
Title:	Trustee

THE PEANUT & POOKIE FAMILY TRUST UNDER TRUST AGREEMENT DATED MAY 30, 2012

By:	/s/ David Alpert
Name:	David Alpert
Title:	Trustee

THE GOLDMAN/GROSS FAMILY TRUST DATED NOVEMBER 8, 2022

By:	/s/ Jon Goldman
Name:	Jon Goldman
Title:	Trustee

[Signature Page to Sixth Amendment to the Sixth A&R Operating Agreement]

EXHIBIT A

Sixth Amended and Restated Operating Agreement, as amended

(see attached)